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                                                                    Exhibit 99.2

Company Release - 03/20/2006 07:00

KIMCO REALTY ACQUIRES PUERTO RICO SHOPPING CENTER PORTFOLIO

NEW HYDE PARK, N.Y., March 20 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced that it has acquired interests in two shopping centers and has agreed to acquire interests in five additional shopping centers located in Puerto Rico. The aggregate value of the properties is approximately $448 million. The portfolio is approximately 97.5 percent occupied and includes anchor tenants such as Home Depot, Sam's Club, JC Penney and other high quality retailers. This transaction represents Kimco's first property investment in Puerto Rico.

The total consideration, when all transactions are completed, will consist of approximately $97 million in cash, $20 million in partnership units issued to the contributors that is convertible into Kimco common stock, other partnership units totaling $184 million of which $26.2 million has limited conversion features, and the assumption of approximately $147 million of mortgage debt.

The majority principals in the transaction are Mr. Jay Furman and Mr. Walter Samuels. Mr. Furman said, "This transaction allows us to participate with Kimco in their future success. Their outstanding record of performance made them the best choice for this transaction." Mr. Samuels added, "I have known Milton Cooper for over 40 years. We chose to enter into this transaction with Kimco because of the long standing relationship we have together and the flexibility they demonstrated in structuring a transaction that suited our needs and the needs of our associates."

Milton Cooper, Chairman and CEO, said, "At Kimco we believe that the success of every transaction is dependent on the people involved. Both Jay and Walter have been terrific to work with."

Kimco Realty Corporation is a publicly traded real estate investment trust that has specialized in shopping center acquisitions, development and management for more than 45 years. The Company owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,048 properties comprising approximately 135.8 million square feet of leasable space located throughout 44 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Contact:
    Kimco Realty Corporation
    Scott Onufrey
    (516) 869-7190
    sonufrey@kimcorealty.com
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